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                                                                      EXHIBIT 11
                                                                      ----------



                STATEMENTS RE: COMPUTATION OF PER-SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)



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                                                                    THREE MONTHS         SIX MONTHS
                                                                    ENDED JUNE 30       ENDED JUNE 30
                                                                    -------------       -------------

                                                                  1999      1998       1999      1998
                                                                 -------   -------    -------   -------

Shares Outstanding:
For computation of basic net income per share - ..............     8,170     8,170      8,170     8,076
Weighted average..............................................
Share equivalents - Options...................................      --        --         --        --
                                                                 -------   -------    -------   -------
Adjusted shares outstanding...................................

For computation of fully-diluted net income per share.........
Weighted average, without regard to exercise under share-
    option plans..............................................
Assumption of exercise under share option plans...............      --        --         --        --
                                                                 -------   -------    -------   -------
Adjusted shares outstanding...................................     8,170     8,170      8,170     8,076

Net Income (Loss):
Net income (loss) applicable to shares of beneficial interest:
    (used for computing basic and fully diluted
    net income (loss) per share)..............................   $   271   $  (241)   $   355   $  (172)
                                                                 =======   =======    =======   =======

Net income (loss) per share of beneficial interest:
Basic and fully diluted
Net income (loss).............................................   $  0.03   $ (0.03)   $  0.04   $ (0.02)
                                                                 =======   =======    =======   =======
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